                                                                      EXHIBIT 12



                             WMX TECHNOLOGIES, INC.

                       Ratio of Earnings to Fixed Charges
                                  (Unaudited)

                      (millions of dollars, except ratio)


                                                        Three Months
                                                       Ended March 31
                                                     -------------------
                                                       1993      1994
                                                     --------   --------
Income Before Income Taxes and Minority
 Interest.......................................     $355.1      $317.0

Interest Expense................................       83.5       109.4

Capitalized Interest............................      (24.1)      (25.2)

One-Third of Rents Payable in the Next Year.....       10.9        12.0
                                                     ------      ------

Income Before Income Taxes, Minority Interest,
 Interest and One-Third of Rents................     $425.4      $413.2
                                                     ======      ======

Interest Expense................................     $ 83.5      $109.4

One-Third of Rents Payable in the Next Year.....       10.9        12.0
                                                     ------      ------

Interest Expense plus One-Third of Rents........     $ 94.4      $121.4
                                                     ======      ======

Ratio of Earnings to Fixed Charges..............  4.51 to 1   3.40 to 1

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